Pricing Supplement Dated February 18, 2004                 Rule 424(b)(3)
(To Prospectus Dated October 23, 2003)                     File No. 333-109323

                     GENERAL MOTORS ACCEPTANCE CORPORATION
                       Medium-Term Notes - Floating Rate
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Agent:                       Barclays Capital, Bank of America Securities,
                             Bear, Stearns & Co. Inc, Deutsche Bank, Citigroup
                             Global Markets Inc, Lehman Brothers, Morgan
                             Stanley, Salomon Smith Barney, UBS-Warburg Dillon
                             Read
Principal Amount:            $1,500,000,000.00
Agent's Discount
  or Commission:             $    1,500,000.00
Net Proceeds to Company:     $1,498,500,000.00
Initial Interest Rate:       1.995%
Issue Date:                  02/18/04
Maturity Date:               05/18/06
CUSIP:                       37042WH46
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Calculation Agent:  GMAC
Interest Calculation:
      /X/  Regular Floating Rate Note
      Interest Rate Basis: / / CD Rate             / / Commercial Paper Rate
                           / / Prime Rate          / / Federal Funds Rate
                           /X/ LIBOR (see below)   / / Treasury Rate
                           / / Other
                                 (see attached)
      If LIBOR, Designated LIBOR Page / / Reuters Page: / / or
        /X/ Telerate Page: 3750

Interest Reset Dates:   Each May 16, August 16, November 16 and February 16.
                        The first  interest  reset  date
                        will be May 14, 2004. The final interest reset date will be February 16, 2006.

Interest Payment Dates: Each May 18, August 18, November 18 and February 18,
                        commencing May 18, 2004 and ending May 18, 2006.

Index Maturity:         3 Months
Spread (+/-):           +0.875%

Day Count Convention:
      /X/ Actual/360 for the period from 02/18/04 to 05/18/06
      / / Actual/Actual for the period from / / to / /
      / / 30/360 for the period from / / to / /

Redemption:
      /X/ The Notes cannot be redeemed prior to the Stated Maturity Date. / / The Notes may be redeemed prior to Stated Maturity Date.
      / / Initial Redemption Date:
          Initial Redemption Percentage: ___%
          Annual Redemption Percentage Reduction: ___% until Redemption Percentage is 100% of the Principal Amount.

Repayment:
      /X/ The Notes cannot be repaid prior to the Maturity Date.
      / / The Notes can be repaid prior to the Maturity Date at the option of the holder of the Notes. (See Below)
      / / Optional Repayment Date(s):
          Repayment Price:    %

Currency:
      Specified Currency: U.S. (If other than U.S. dollars, see attached) Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  / / Yes     /X/ No
      Total Amount of OID:            Yield to Maturity:
      Initial Accrual Period:

Form:  /X/  Book-Entry              / /  Certificated

Other: /X/  Principal               / /  Agent
If as principal:
         / / The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
         /X/ The Notes are beings offered at a fixed initial public offering price of 100% of principal amount.
If as agent:
         The Notes are being offered at a fixed initial public offering price of XX% of principal amount.